Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS REPORTS 2017 FINANCIAL RESULTS AND DEVELOPMENT PROGRESS

Buffalo, NY - March 6, 2018 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today reported financial results and development progress for the fourth quarter and year ended December 31, 2017.

Cleveland BioLabs reported a net loss, excluding minority interests, of $(1.2) million for the fourth quarter of 2017, or $(0.10) per share, compared to a net loss of $(1.2) million, or $(0.11) per share, for the fourth quarter of 2016. Net loss, excluding minority interests, for full year 2017 was $(9.7) million, or $(0.87) per share, compared to a net loss of $(2.7) million, or $(0.24) per share, for full year 2016.

As of December 31, 2017, the Company had $8.8 million in cash, cash equivalents and short-term investments, which, based on the Company’s current operational plan, is estimated to fund operations for at least one year beyond the filing date of our Form 10-K.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “The past year was one of substantial progress for the company and our Entolimod and Mobilan programs. We continued our pursuit of a pre- Emergency Use Authorization (“pre-EUA”) with the U.S. Food and Drug Administration (“FDA”) and submitted a Marketing Authorization Application (“MAA”) with the European Medicines Agency (“EMA”) for entolimod as a medical radiation countermeasure (“MRC”), and continued clinical exploration designed to further substantiate the potential of our Toll-like receptor 5 agonists, entolimod and Mobilan.”

“The pursuit of approval by the FDA and EMA and commercialization of entolimod as a medical radiation countermeasure continue to be the company’s most important priorities and goals,” continued Dr. Kogan. “Per FDA request and as part of its review of our pre-EUA application, we collated and submitted manufacturing information (Module 3) to the agency and initiated the in vivo biocomparability study in non-human primates, which is currently ongoing. Following completion of this study and discussion of the study results with the FDA, we expect the agency to resume review of our pre-EUA dossier“.

“We are also pleased to announce submission in the European Union of a MAA for use of entolimod as a MRC,” added Dr. Kogan. “Our application was recently validated by the EMA and is currently undergoing agency review. Filing of the MAA represents a significant milestone for the company and another major step toward making entolimod available worldwide as a life-saving and practical treatment of acute radiation syndrome for mass-casualty radiation and nuclear disaster scenarios.”

Further Financial Results

Revenue for the fourth quarter of 2017 was $0.9 million compared to $1.0 million for the fourth quarter of 2016. Revenue for full year 2017 was $1.9 million compared to $3.5 million for full year 2016. The revenue changes are primarily due to decreased revenue from our MPT contracts at BioLab 612 and Panacela which were completed in 2016 partially offset by a slight increase in revenue from our DoD JWMRP contract.

Research and development (R&D) costs for the fourth quarter of 2017 were $1.5 million compared to $2.2 million for the fourth quarter of 2016. R&D costs for the full year 2017 decreased to $5.0 million compared to $6.5 million for the full year 2016. The research and development changes were primarily attributable to significant reductions of funds spent on Entolimod for oncology indication due to the completion of a clinical study of the safety and tolerability of entolimod as a neo-adjuvant therapy in treatment-naive patients with primary colorectal cancer, reduction in spending related to CBLB612 due to the completion of a clinical study in patients with breast cancer receiving doxorubicin-cyclophosphamide chemotherapy, and the reduction in Panacela product candidate spending due to the completion of the active recruitment stage of the ongoing clinical studies with Mobilan. These reductions were partially offset by increased expenses on Entolimod's biodefense indication for continued preclinical development along with other drug manufacturing activities associated with our JWMRP contract and expenses associated with our regulatory efforts with the EMA to prepare a pediatric investigational plan and other activities in support of filing a MAA with EMA.

General and administrative costs (G&A) for the fourth quarter of 2017 were $0.6 million compared to $0.7 million for the fourth quarter of 2016. G&A costs for full year 2017 decreased to $2.5 million compared to $3.4 million for full year 2016. These decreases were primarily attributable to reductions in personnel and outside professional costs.

At December 31, 2017 the Company had 11,279,834 shares of common stock outstanding. In addition, the Company has 211,487 shares of common stock reserved for issuance pursuant to outstanding stock options with a weighted average exercise price of $36.94 and 710,174 shares of common stock reserved for issuance pursuant to outstanding warrants exercisable at a weighted average price of $8.95.

About Cleveland BioLabs
Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for as a medical radiation countermeasure for a biodefense indication. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with Joint Stock Company RUSNANO, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts. Words and phrases such as “potential,” “may,” “future,” “will,” “plan,” “anticipate,” “believe,” “continue,”“intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the company’s future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, research and clinical analyses and trials, regulatory approvals or the impact of any laws or regulations applicable to the company, and plans and objectives of management for future operations. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Factors that could contribute to such differences include, among others, our need for additional financing to meet our business obligations; the risks inherent in the early stages of drug development and in conducting clinical trials; the company’s plans and expectations with respect to future clinical trials and commercial scale-up activities; the company’s ability to attract collaborators with development, regulatory and commercialization expertise and the financial risks related to those relationships; the company’s ability to comply with its obligations under license agreements; the company’s inability to obtain regulatory approval in a timely manner or at all; the commercialization of the company’s product candidates, if approved; the company’s plans to research, develop and commercialize its product candidates; future agreements with third parties in connection with the commercialization of any approved product; the size and growth potential of the markets for the company’s product candidates, and its ability to serve those markets; the rate and degree of market acceptance of the company’s product candidates; the company’s history of operating losses and the potential for future losses, which may lead the company to not be able to continue as a going concern; regulatory developments in the United States and foreign countries;     the performance of the company’s third-party suppliers and manufacturers, the exercise of control over the company by its majority stockholder; and the success of competing therapies that are or may become available. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which such statement is made, except as may be required by law. See also the “Risk Factors” and “Forward-Looking Statements” described in the company’s periodic filings with the Securities and Exchange Commission.

Contact:
Yakov Kogan, Chief Executive Officer
Cleveland BioLabs, Inc.
T: (716) 849-6810 ext. 364
E: yakov@cbiolabs.com

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$4,230,548	$6,901,816
Short-term investments	4,561,357	8,343,657
Accounts receivable	554,468	352,700
Other current assets	233,617	289,768
Total current assets	9,579,990	15,887,941
Equipment, net	18,588	37,376
Other long-term assets	30,684	30,553
Total assets	$9,629,262	$15,955,870
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$201,396	$336,435
Accrued expenses	970,547	1,823,235
Accrued warrant liability	1,041,455	949,419
Total current liabilities	2,213,398	3,109,089
Non-current liabilities	7,494	—
Total liabilities	2,220,892	3,109,089
Stockholders’ equity:
Total Cleveland BioLabs, Inc. stockholders’ equity	2,199,726	7,523,970
Noncontrolling interest in stockholders’ equity	5,208,644	5,322,811
Total stockholders’ equity	7,408,370	12,846,781
Total liabilities and stockholders’ equity	$9,629,262	$15,955,870
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Grants and contracts	$870,351	$989,665	$1,948,362	$3,518,402
Operating expenses:
Research and development	1,523,978	2,157,973	5,048,423	6,496,122
General and administrative	559,901	666,854	2,500,749	3,378,130
Total operating expenses	2,083,879	2,824,827	7,549,172	9,874,252
Loss from operations	(1,213,528)	(1,835,162)	(5,600,810)	(6,355,850)
Other income (expense):
Interest and other income (expense)	30,305	(9,038)	197,766	263,653
Foreign exchange gain (loss)	(750)	271,208	(13,482)	362,140
Gain on investment provision	—	—	—	40,517
Change in value of warrant liability	(14,152)	399,426	(4,426,146)	3,099,481
Total other income (expense)	15,403	661,596	(4,241,862)	3,765,791
Net loss	(1,198,125)	(1,173,566)	(9,842,672)	(2,590,059)
Net loss (gain) attributable to noncontrolling interests	29,015	(57,949)	136,216	(68,806)
Net loss attributable to Cleveland BioLabs, Inc.	$(1,169,110)	$(1,231,515)	$(9,706,456)	$(2,658,865)
Net loss attributable to common stockholders per share of common stock, basic and diluted	$(0.10)	$(0.11)	$(0.87)	$(0.24)
Weighted average number of shares used in calculating net loss per share, basic and diluted	11,279,834	10,987,166	11,192,435	10,987,166
See Notes to Consolidated Financial Statements

CLEVELAND BIOLABS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2017	2016
Cash flows used in operating activities	$(6,611,459)	$(5,039,639)
Cash flows provided by investing activities	3,887,891	5,673,013
Cash flows provided by financing activities	—	539,998
Effect of exchange rate change on cash and equivalents	52,300	(189,980)
Increase (decrease) in cash and cash equivalents	(2,671,268)	983,392
Cash and cash equivalents at beginning of period	6,901,816	5,918,424
Cash and cash equivalents at end of period	$4,230,548	$6,901,816